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                                   EXHIBIT 12

                           FINOVA CAPITAL CORPORATION
            Computation of Ratio of Income to Combined Fixed Charges
                          and Preferred Stock Dividends
                             (Dollars in Thousands)

                               Three Months Ended             Year Ended
                                     March 31,                December 31,
                               -------------------   ------------------------------
                                 1995       1994       1994       1993        1992
                               -------------------   ------------------------------
Net income before income
 taxes                         $ 37,495   $ 18,654   $123,755   $ 64,123   $ 50,593
Add fixed charges:
 Interest expense                84,524     33,862    222,929    126,152    136,107
 One-third rentals                  648        366      2,041      1,387      1,498
                               --------   --------   --------   --------   --------
   Total fixed charges           85,172     34,228    224,970    127,539    137,605
                               --------   --------   --------   --------   --------
Net income as adjusted         $122,667   $ 52,882   $348,725   $191,662   $188,198
                               --------   --------   --------   --------   --------
Ratio of income to fixed
 charges                           1.44       1.54       1.55       1.50       1.37
                               ========   ========   ========   ========   ========

Preferred stock dividends
 on a pre-tax basis            $      0   $    930   $    930   $  3,682   $  2,826
   Total combined fixed
    charges and preferred
    stock dividends            $ 85,172   $ 35,158   $225,900   $131,221   $140,431
                               --------   --------   --------   --------   --------
Ratio of income to combined
 fixed charges and preferred
 stock dividends                   1.44       1.51       1.54       1.46       1.34
                               ========   ========   ========   ========   ========


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